IMMEDIATE RELEASE

TOWNSQUARE SETS THIRD QUARTER RECORD BY ACHIEVING ALL-TIME Q3 HIGH FOR BOTH
NET REVENUE (+8% YEAR-OVER-YEAR) AND ADJUSTED EBITDA (+6% YEAR-OVER-YEAR)

Digital Transformation Evident with Digital Revenue Growth of +17% YOY in Q3 and September YTD 2022 Digital Revenue and Adjusted Operating Income ~50% of Total

Net Leverage Declined to All-Time Low 4.54x

Purchase, NY – November 9, 2022 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare”, the "Company," "we," "us," or "our") announced today its financial results for the third quarter ended September 30, 2022.

“I am proud to report another record setting quarter of results that clearly demonstrate the undeniable success and differentiation of Townsquare’s transformation into a Digital First Local Media company. The Townsquare Team reached all-time Q3 highs with net revenue growth of +8% year-over-year, and Adjusted EBITDA growth of +6% year-over-year, meeting our Q3 guidance. In addition, net leverage declined to an all-time low of 4.54x as we continue to make progress towards our 4x net leverage target,” commented Bill Wilson, Chief Executive Officer of Townsquare Media, Inc. “Our growth engine has been and will continue to be our digital solutions, which were the primary driver of our third quarter growth, accounting for half of Townsquare’s total revenue and total profit. Total digital revenue increased +17% year-over-year in the third quarter, and trailing twelve-month digital revenue grew to $225 million. As a uniquely positioned Digital First Local Media Company focused principally on markets outside of the Top 50 in the United States, Townsquare has a resilient digital growth engine supported by both a recurring subscription digital marketing solutions business, with a large addressable market and limited competition, and a highly differentiated digital advertising technology platform.”

Segment Reporting
We have three reportable operating segments, Subscription Digital Marketing Solutions, Digital Advertising and Broadcast Advertising. The Subscription Digital Marketing Solutions segment includes our subscription digital marketing solutions business, Townsquare Interactive. The Digital Advertising segment, marketed externally as Townsquare Ignite, includes digital advertising on our owned and operated digital properties, our first data digital management platform and our digital programmatic advertising platform. The Broadcast Advertising segment includes our local, regional, and national advertising products and solutions delivered via terrestrial radio broadcast, and other miscellaneous revenue that is associated with our broadcast advertising platform. The remainder of our business is reported in the Other category, which includes our live events business. The Company has presented segment information for the three and nine months ended September 30, 2021 in conformity with the current period’s segment information.

Third Quarter Highlights*
•As compared to the third quarter of 2021:
•Net revenue increased 8.4%
•Net income decreased $10.1 million
•Adjusted EBITDA increased 6.0%
•Total Digital net revenue increased 16.6%
•Subscription Digital Marketing Solutions (“Townsquare Interactive”) net revenue increased 9.7%
•Digital Advertising net revenue increased 21.3%
•Total Digital Adjusted Operating Income increased 7.1%
•Subscription Digital Marketing Solutions Adjusted Operating Income increased 4.3%
•Digital Advertising Adjusted Operating Income increased 8.7%
•Broadcast Advertising net revenue increased 3.4%
•Diluted income per share was $0.13, and Adjusted Net Income per diluted share was $0.47

Year to Date Highlights*
•As compared to the nine months ended September 30, 2021:
•Net revenue increased 11.5%
•Net income decreased $6.4 million
•Adjusted EBITDA increased 7.3%
•Total Digital net revenue increased 17.8%
•Subscription Digital Marketing Solutions net revenue increased 12.7%
•Digital Advertising net revenue increased 21.3%
•Total Digital Adjusted Operating Income increased 9.5%
•Subscription Digital Marketing Solutions Adjusted Operating Income increased 7.2%
•Digital Advertising Adjusted Operating Income increased 11.0%
•Broadcast Advertising net revenue increased 3.8%
•Repurchased aggregate $19.2 million of our 2026 Secured Senior Notes at or below par
•Completed the acquisition of Cherry Creek Broadcasting LLC ("Cherry Creek") for $18.4 million, net of closing adjustments
*See below for discussion of non-GAAP measures.

Guidance
For the fourth quarter of 2022, net revenue is expected to be between $116.0 million and $122.0 million (+5% to +10% as compared to the prior year), and Adjusted EBITDA is expected to be between $27.7 million and $30.7 million (+8% to +20% as compared to the prior year).

For the full year 2022, net revenue is expected to be between approximately $459 million and $465 million (+10% to +11% as compared to the prior year), and Adjusted EBITDA is expected to be between approximately $113 million and $116 million (+8% to +10% as compared to the prior year).

Quarter Ended September 30, 2022 Compared to the Quarter Ended September 30, 2021

Net Revenue
Net revenue for the three months ended September 30, 2022 increased $9.4 million, or 8.4%, to $120.6 million as compared to $111.3 million in the same period in 2021. Digital Advertising net revenue increased $6.5 million, or 21.3%, and Subscription Digital Marketing Solutions net revenue increased $2.1 million, or 9.7%, as compared to the same period in 2021 due in part to the addition of approximately 850 additional net subscribers during the third quarter of 2022. Broadcast Advertising net revenue increased $2.0 million, or 3.4%, as compared to the same period in 2021. Other net revenue decreased $1.2 million due to the timing of certain live events. Excluding political revenue, net revenue increased $8.3 million, or 7.5%, to $119.0 million, Digital Advertising net revenue increased $6.4 million, or 20.9%, to $36.9 million, and Broadcast Advertising net revenue increased $1.0 million, or 1.8%, to $57.8 million.

Adjusted EBITDA
Adjusted EBITDA for the three months ended September 30, 2022, increased $1.8 million, or 6.0%, to $30.9 million, as compared to $29.2 million in the same period last year. Adjusted EBITDA (Excluding Political) increased $0.9 million, or 3.1%, to $29.6 million, as compared to $28.7 million in the same period last year.

Net Income
Net income for the quarter ended September 30, 2022, decreased $10.1 million to $2.8 million, as compared to $12.9 million in the same period last year, primarily driven by non-cash impairment charges to our FCC licenses of $10.3 million. Adjusted Net Income decreased $2.2 million, primarily driven by an increase in the provision for income taxes of $4.0 million, partially offset by higher net revenue.

Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

Net Revenue
Net revenue for the nine months ended September 30, 2022, increased $35.4 million, or 11.5%, to $342.8 million as compared to $307.4 million in the same period in 2021. Digital Advertising net revenue increased $18.2 million, or 21.3% and Subscription Digital Marketing Solutions net revenue increased $7.7 million, or 12.7% as compared to the same period in 2021 due in part to the addition of approximately 3,050 additional net subscribers during the nine months ended September 30, 2022. Broadcast Advertising net revenue increased $6.0 million, or 3.8%. Other net revenue increased $3.5 million due to the increase in live events held during the period, as compared to the same period a year ago. Excluding political revenue, net revenue increased $33.7 million, or 11.0%, to $339.3 million, Digital Advertising net revenue increased $17.9 million, or 21.0%, to $103.2 million, and Broadcast Advertising net revenue increased $4.6 million, or 2.9%, to $161.2 million.

Adjusted EBITDA
Adjusted EBITDA for the nine months ended September 30, 2022 increased $5.8 million, or 7.3% to $85.3 million, as compared to $79.5 million in the same period last year. Adjusted EBITDA (Excluding Political) increased $4.3 million, or 5.5%, to $82.3 million, as compared to $78.0 million in the same period last year.

Net Income
Net income for the nine months ended September 30, 2022 decreased $6.4 million, or 38.0%, to $10.5 million, as compared to $16.9 million in the same period last year, primarily driven by non-cash impairment charges to our FCC licenses and other intangible assets of $20.2 million, partially offset by an increase in net revenue. Adjusted Net Income increased $2.9 million, primarily driven by higher net revenue, partially offset by an increase in the provision for income taxes of $3.4 million.

Liquidity and Capital Resources
As of September 30, 2022, we had a total of $27.0 million of cash and cash equivalents and $530.8 million of outstanding indebtedness, representing 4.79x and 4.54x gross and net leverage, respectively, based on Adjusted EBITDA for the twelve months ended September 30, 2022, of $110.9 million.

The table below presents a summary, as of November 4, 2022, of our outstanding common stock.

Security	Number Outstanding	Description
Class A common stock	12,964,312	One vote per share.
Class B common stock	815,296	10 votes per share.[1]
Class C common stock	3,461,341	No votes.[1]
Total	17,240,949
[1] Each share converts into one share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain third quarter 2022 financial results and 2022 guidance on Wednesday, November 9, 2022 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13733344. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.townsquaremedia.com.

A replay of the conference call will be available through November 16, 2022. To access the replay, please dial 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International) and enter confirmation code 13733344. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a community-focused digital media and digital marketing solutions company with market leading local radio stations, principally focused outside the top 50 markets in the U.S. Our assets include a subscription digital marketing services business, Townsquare Interactive, providing website design, creation and hosting, search engine optimization, social media and online reputation management as well as other digital monthly services for approximately 29,850 SMBs; a robust digital advertising division, Townsquare Ignite, a powerful combination of a) an owned and operated portfolio of more than 400 local news and entertainment websites and mobile apps along with a network of leading national music and entertainment brands, collecting valuable first party data and b) a proprietary digital programmatic advertising technology stack with an in-house demand and data management platform; and a portfolio of 357 local terrestrial radio stations in 74 U.S. markets strategically situated outside the Top 50 markets in the United States. Our portfolio includes local media brands such as WYRK.com, WJON.com and NJ101.5.com, and premier national music brands such as XXLmag.com, TasteofCountry.com, UltimateClassicRock.com, and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include the impact of general economic conditions in the United States, or in the specific markets in which we currently do business including supply chain disruptions, inflation, labor shortages and the effect on advertising activity, industry conditions, including existing competition and future competitive technologies, the popularity of radio as a broadcasting and advertising medium, cancellations, disruptions or postponements of advertising schedules in response to national or world events, including the COVID-19 pandemic, our ability to develop and maintain digital technologies and hire and retain technical and sales talent, our dependence on key personnel, our capital expenditure requirements, our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions, legislative or regulatory requirements, risks and uncertainties relating to our leverage and changes in interest rates, our ability to obtain financing at times, in amounts and at rates considered appropriate by us, our ability to access the capital markets as and when needed and on terms that we consider favorable to us and other factors discussed in this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and under “Risk Factors” in our 2021 Annual Report on Form 10-K, as well as the Company's Form 10-K/A, for the year ended December 31, 2021, filed with the SEC on March 16, 2022, as well as other risks discussed from time to time in our filings with the SEC. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. The forward-looking statements included in this report are made only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net Income and Adjusted Net Income Per Share which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define Adjusted Operating Income as operating income before the deduction of depreciation and amortization, stock-based compensation, corporate expenses, transaction costs, business realignment costs, impairment of goodwill, long-lived and intangible assets and net (gain) loss on sale and retirement of assets. We define Adjusted EBITDA as net income before the deduction of income taxes, interest expense, net, (gain) loss on repurchases, extinguishment and modification of debt, transaction costs, depreciation and amortization, stock-based compensation, business realignment costs, impairment of long-lived assets, intangible assets and investments, change in fair value of investment, net (gain) loss on sale and retirement of assets and other expense (income) net. We define Adjusted EBITDA (Excluding Political) as Adjusted EBITDA less political net revenue, net of a fifteen percent deduction to account for estimated national representative firm fees, music licensing fees and sales commissions expense. Adjusted Net Income is defined as net income before the deduction of transaction costs, business realignment costs, impairment of long-lived assets, intangible assets and investments, change in fair value of investment, net (gain) loss on sale and retirement of assets, net, (gain) loss on repurchases, extinguishment and modification of debt, gain on insurance recoveries and net income attributable to non-controlling interest, net of income taxes. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. We define Net Leverage as our total outstanding indebtedness, net of our total cash balance as of September 30, 2022, divided by our Adjusted EBITDA for the twelve months ended September 30, 2022. These measures do not represent, and should not be considered as alternatives to or superior to, financial results and measures determined or calculated in accordance with GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies.

We use Adjusted Operating Income to evaluate the operating performance of our business segments. We use Adjusted EBITDA and Adjusted EBITDA (Excluding Political) to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance, and to facilitate year over year comparisons, by backing out the impact of political revenue which varies depending on the election cycle and may be unrelated to operating performance. We use Adjusted Net Income and Adjusted Net Income Per Share to assess total company operating performance on a consistent basis. We use Net Leverage to measure the Company’s ability to handle its debt burden. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (gain) loss on sale and retirement of assets, business realignment costs and certain impairments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our board of directors may consider Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net Income, Adjusted Net Income Per Share, and Net Leverage when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

TOWNSQUARE MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and Per Share Data)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$27,046	$50,505
Accounts receivable, net of allowance of $5,581 and $6,743, respectively	61,677	57,647
Prepaid expenses and other current assets	12,649	12,086
Total current assets	101,372	120,238
Property and equipment, net	110,018	106,717
Intangible assets, net	289,292	278,265
Goodwill	166,324	157,947
Investments	17,933	18,217
Operating lease right-of-use-assets	51,433	42,996
Other assets	2,354	1,437
Restricted cash	495	494
Total assets	$739,221	$726,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,499	$5,676
Deferred revenue	10,702	10,208
Accrued compensation and benefits	10,390	14,411
Accrued expenses and other current liabilities	24,437	22,512
Operating lease liabilities, current	8,814	7,396
Accrued interest	6,080	15,754
Total current liabilities	65,922	75,957
Long-term debt, net of deferred finance costs of $6,844 and $8,479, respectively	523,922	541,521
Deferred tax liability	24,494	20,081
Operating lease liability, net of current portion	45,465	38,743
Other long-term liabilities	16,391	425
Total liabilities	676,194	676,727
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 300,000,000 shares authorized; 12,881,711 and 12,573,654 shares issued and outstanding, respectively	129	126
Class B common stock, par value $0.01 per share; 50,000,000 shares authorized; 815,296 and 815,296 shares issued and outstanding, respectively	8	8
Class C common stock, par value $0.01 per share; 50,000,000 shares authorized; 3,461,341 and 3,461,341 shares issued and outstanding, respectively	35	35
Total common stock	172	169
Treasury stock, at cost; 25,623 and zero shares of Class A common stock, respectively	(225)	—
Additional paid-in capital	307,751	302,724
Accumulated deficit	(247,757)	(256,635)
Non-controlling interest	3,086	3,326
Total stockholders’ equity	63,027	49,584
Total liabilities and stockholders’ equity	$739,221	$726,311

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Per Share Data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$120,635	$111,280	$342,801	$307,379
Operating costs and expenses:
Direct operating expenses, excluding depreciation, amortization, and stock-based compensation	83,985	75,719	241,581	211,837
Depreciation and amortization	4,467	4,821	13,546	14,546
Corporate expenses	5,744	6,410	15,892	15,996
Stock-based compensation	722	877	2,430	2,833
Transaction and business realignment costs	1,004	486	2,280	5,847
Impairment of long-lived assets, intangible assets and investments	10,300	—	20,197	95
Net (gain) loss on sale and retirement of assets	(119)	(14)	(338)	613
Total operating costs and expenses	106,103	88,299	295,588	251,767
Operating income	14,532	22,981	47,213	55,612
Other expense (income):
Interest expense, net	9,967	9,816	30,038	29,780
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Other (income) expense, net	(508)	(3,078)	1,886	(3,455)
Income from operations before tax	5,073	16,243	15,397	23,290
Income tax provision	2,275	3,349	4,939	6,431
Net income	$2,798	$12,894	$10,458	$16,859

Net income attributable to:
Controlling interests	$2,260	$12,405	$8,878	$15,288
Non-controlling interests	$538	$489	$1,580	$1,571

Basic income per share:
Attributable to common shares	$0.13	$0.75	$0.52	$0.79
Attributable to participating shares	$—	$0.75	$—	$0.79

Diluted income per share	$0.13	$0.64	$0.48	$0.71

Weighted average shares outstanding:
Basic attributable to common shares	17,037	16,386	16,941	16,917
Basic attributable to participating shares	—	88	—	2,333
Diluted	17,482	19,384	18,645	21,657

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$10,458	$16,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,546	14,546
Amortization of deferred financing costs	1,359	1,129
Non-cash lease income	(298)	(106)
Net deferred taxes and other	4,413	6,070
Provision for doubtful accounts	1,429	1,718
Stock-based compensation expense	2,430	2,833
(Gain) loss on repurchases, extinguishment and modification of debt	(108)	5,997
Trade activity, net	(3,496)	(9,994)
Impairment of long-lived assets, intangible assets and investments	20,197	95
Unrealized loss (gain) on investment	1,934	(2,924)
Content rights acquired	(19,320)	—
Amortization of content rights	3,124	—
Change in content rights liabilities	17,397	—
Other	(815)	(199)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,900)	(1,148)
Prepaid expenses and other assets	(1,253)	3,259
Accounts payable	(123)	1,409
Accrued expenses	(3,916)	(569)
Accrued interest	(9,674)	(49)
Other long-term liabilities	(278)	(789)
Net cash provided by operating activities - continuing operations	32,106	38,137
Net cash used in operating activities - discontinued operations	—	(33)
Net cash provided by operating activities	32,106	38,104
Cash flows from investing activities:
Payment for acquisition	(18,419)	—
Purchase of property and equipment	(13,100)	(7,840)
Purchase of investments	(100)	(278)
Purchase of digital assets	(4,997)	—
Proceeds from insurance recoveries	452	362
Proceeds from sale of assets and investment related transactions	810	1,671
Net cash used in investing activities	(35,354)	(6,085)
Cash flows from financing activities:
Repurchase of 2026 Notes	(18,850)	—
Repayment of term loans	—	(272,381)
Repurchase of 2023 Notes	—	(273,416)
Proceeds from the issuance of 2026 Notes	—	550,000
Prepayment fee on 2023 Notes	—	(4,443)
Deferred financing costs	—	(9,027)
Repurchase of Oaktree securities	—	(80,394)
Transaction costs related to Oaktree securities repurchase	—	(1,556)
Proceeds from stock options exercised	790	10,931
Repurchase of stock	(225)	(1,400)
Cash distribution to non-controlling interests	(1,820)	(2,216)
Repayments of capitalized obligations	(105)	(57)
Net cash used in financing activities	(20,210)	(83,959)
Cash and cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(23,458)	(51,940)
Beginning of period	50,999	83,723
End of period	$27,541	$31,783

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in Thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$38,284	$28,693
Income taxes	1,049	634

Supplemental Disclosure of Non-cash Activities:
Investments acquired in exchange for advertising(1)	$2,750	$6,438
Property and equipment acquired in exchange for advertising(1)	726	1,945
Accrued capital expenditures	45	120
Accrued financing fees	—	150

Supplemental Disclosure of Cash Flow Information relating to Leases:
Cash paid for amounts included in the measurement of operating lease liabilities, included in operating cash flows	$7,982	$7,695
Right-of-use assets obtained in exchange for operating lease obligations	8,923	2,246

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$27,046	$31,289
Restricted cash	495	494
	$27,541	$31,783

(1) Represents total advertising services provided by the Company in exchange for equity interests and property and equipment acquired during each of the nine months ended September 30, 2022 and 2021, respectively.

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS BY SEGMENT
(in Thousands)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$23,188	$21,130	9.7%	$68,021	$60,347	12.7%
Digital Advertising	37,015	30,521	21.3%	103,452	85,252	21.3%
Broadcast Advertising	59,267	57,314	3.4%	164,447	158,422	3.8%
Other	1,165	2,315	(49.7)%	6,881	3,358	104.9%
Net revenue	120,635	111,280	8.4%	342,801	307,379	11.5%
Subscription Digital Marketing Solutions Expenses	16,744	14,954	12.0%	$48,513	$42,144	15.1%
Digital Advertising expenses	25,949	20,341	27.6%	73,064	57,884	26.2%
Broadcast Advertising expenses	39,889	38,040	4.9%	113,869	108,667	4.8%
Other expenses	1,403	2,384	(41.1)%	6,135	3,142	95.3%
Direct operating expenses	83,985	75,719	10.9%	241,581	211,837	14.0%
Depreciation and amortization	4,467	4,821	(7.3)%	13,546	14,546	(6.9)%
Corporate expenses	5,744	6,410	(10.4)%	15,892	15,996	(0.7)%
Stock-based compensation	722	877	(17.7)%	2,430	2,833	(14.2)%
Transaction and business realignment costs	1,004	486	106.6%	2,280	5,847	(61.0)%
Impairment of long-lived assets, intangible assets and investments	10,300	—	**	20,197	95	**
Net (gain) loss on sale and retirement of assets	(119)	(14)	**	(338)	613	**
Total operating costs and expenses	106,103	88,299	20.2%	295,588	251,767	17.4%
Operating income	14,532	22,981	(36.8)%	47,213	55,612	(15.1)%
Other expense (income):
Interest expense, net	9,967	9,816	1.5%	30,038	29,780	0.9%
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	**	(108)	5,997	**
Other (income) expense, net	(508)	(3,078)	(83.5)%	1,886	(3,455)	**
Income from operations before tax	5,073	16,243	(68.8)%	15,397	23,290	(33.9)%
Income tax provision	2,275	3,349	(32.1)%	4,939	6,431	(23.2)%
Net income	$2,798	$12,894	(78.3)%	$10,458	$16,859	(38.0)%
** not meaningful

The following table presents Net revenue and Adjusted Operating Income by segment, for the three and nine months ended September 30, 2022, and 2021, respectively (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	(Unaudited)			(Unaudited)
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$23,188	$21,130	9.7%	$68,021	$60,347	12.7%
Digital Advertising	37,015	30,521	21.3%	103,452	85,252	21.3%
Digital	60,203	51,651	16.6%	171,473	145,599	17.8%
Broadcast Advertising	59,267	57,314	3.4%	164,447	158,422	3.8%
Other	1,165	2,315	(49.7)%	6,881	3,358	104.9%
Net revenue	$120,635	$111,280	8.4%	$342,801	$307,379	11.5%
Subscription Digital Marketing Solutions	$6,444	$6,176	4.3%	$19,508	$18,203	7.2%
Digital Advertising	11,066	10,180	8.7%	30,388	27,368	11.0%
Digital	17,510	16,356	7.1%	49,896	45,571	9.5%
Broadcast Advertising	19,378	19,274	0.5%	50,578	49,755	1.7%
Other	(238)	(69)	**	746	216	**
Adjusted Operating Income	$36,650	$35,561	3.1%	$101,220	$95,542	5.9%
** not meaningful

The following table reconciles Net revenue to Net revenue, excluding political revenue on a GAAP basis by segment for the three and nine months ended September 30, 2022, and 2021, respectively (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	(Unaudited)			(Unaudited)
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$23,188	$21,130	9.7%	$68,021	$60,347	12.7%
Digital Advertising	37,015	30,521	21.3%	103,452	85,252	21.3%
Digital	60,203	51,651	16.6%	171,473	145,599	17.8%
Broadcast Advertising	59,267	57,314	3.4%	164,447	158,422	3.8%
Other	1,165	2,315	(49.7)%	6,881	3,358	104.9%
Net revenue	$120,635	$111,280	8.4%	$342,801	$307,379	11.5%
Subscription Digital Marketing Solutions political revenue	—	—	**	—	—	**
Digital Advertising political revenue	100	—	**	297	—	**
Broadcast Advertising political revenue	1,487	575	158.6%	3,238	1,778	82.1%
Other political revenue	—	—	**	—	—	**
Political revenue	$1,587	$575	176.0%	$3,535	$1,778	98.8%
Subscription Digital Marketing Solutions net revenue (ex. political)	$23,188	$21,130	9.7%	$68,021	$60,347	12.7%
Digital Advertising net revenue (ex. political)	36,915	30,521	20.9%	103,155	85,252	21.0%
Digital net revenue (ex. political)	60,103	51,651	16.4%	171,176	145,599	17.6%
Broadcast Advertising political net revenue (ex. political)	57,780	56,739	1.8%	161,209	156,644	2.9%
Other net revenue (ex. political)	1,165	2,315	(49.7)%	6,881	3,358	104.9%
Net revenue (ex. political)	$119,048	$110,705	7.5%	$339,266	$305,601	11.0%
** not meaningful

The following table reconciles on a GAAP basis net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income for the three and nine months ended September 30, 2022, and 2021, respectively (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)
	2022	2021	2022	2021
Net income	$2,798	$12,894	$10,458	$16,859
Income tax provision	2,275	3,349	4,939	6,431
Income from operations before income taxes	5,073	16,243	15,397	23,290
Transaction and business realignment costs	1,004	486	2,280	5,847
Impairment of long-lived assets, intangible assets and investments	10,300	—	20,197	95
Net (gain) loss on sale and retirement of assets	(119)	(14)	(338)	613
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Change in fair value of investment	(239)	(2,924)	1,934	(2,924)
Gain on insurance recoveries	(441)	(137)	(452)	(362)
Net income attributable to non-controlling interest, net of income taxes	(538)	(489)	(1,580)	(1,571)
Adjusted net income before income taxes	15,040	13,165	37,330	30,985
Income tax provision	6,745	2,714	11,975	8,556
Adjusted Net Income	$8,295	$10,451	$25,355	$22,429

Adjusted Net Income Per Share:
Basic	$0.49	$0.64	$1.50	$1.33
Diluted	$0.47	$0.54	$1.36	$1.04

Weighted average shares outstanding:
Basic	17,037	16,386	16,941	16,917
Diluted	17,482	19,384	18,645	21,657

The following table reconciles on a GAAP basis net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, Adjusted EBITDA (Excluding Political), and Adjusted EBITDA Less Interest, Capex and Taxes for the three and nine months ended September 30, 2022, and 2021, respectively (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)
	2022	2021	2022	2021
Net income	$2,798	$12,894	$10,458	$16,859
Income tax provision	2,275	3,349	4,939	6,431
Interest expense, net	9,967	9,816	30,038	29,780
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Depreciation and amortization	4,467	4,821	13,546	14,546
Stock-based compensation	722	877	2,430	2,833
Transaction and business realignment costs	1,004	486	2,280	5,847
Impairment of long-lived assets, intangible assets and investments	10,300	—	20,197	95
Other (a)	(627)	(3,092)	1,548	(2,842)
Adjusted EBITDA	$30,906	$29,151	$85,328	$79,546
Political Adjusted EBITDA	(1,349)	(489)	(3,005)	(1,511)
Adjusted EBITDA (Excluding Political)	$29,557	$28,662	$82,323	$78,035
Political Adjusted EBITDA	1,349	489	3,005	1,511
Net cash paid for interest	(18,776)	(21,542)	(38,284)	(28,693)
Capital expenditures	(5,473)	(3,001)	(13,100)	(7,840)
Cash paid for taxes	(190)	(150)	(1,049)	(634)
Adjusted EBITDA Less Interest, Capex and Taxes	$6,467	$4,458	$32,895	$42,379
(a) Other includes net (gain) loss on sale and retirement of assets and other (income) expense, net.

The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a quarterly basis for the twelve months ended September 30, 2022 (dollars in thousands):

	Three Months Ended				Twelve Months Ended
	(Unaudited)
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	September 30, 2022
Net income	$1,925	$2,741	$4,919	$2,798	$12,383
Income tax provision	3,920	1,458	1,206	2,275	8,859
Interest expense, net	10,066	10,027	10,044	9,967	40,104
Gain on repurchases, extinguishment and modification of debt	—	—	(108)	—	(108)
Depreciation and amortization	4,552	4,765	4,314	4,467	18,098
Stock-based compensation	885	869	839	722	3,315
Transaction and business realignment costs	(542)	452	824	1,004	1,738
Impairment of long-lived assets, intangible assets and investments	1,818	478	9,419	10,300	22,015
Other (a)	2,943	1,280	895	(627)	4,491
Adjusted EBITDA	$25,567	$22,070	$32,352	$30,906	$110,895
(a) Other includes net (gain) loss on sale and retirement of assets and other (income) expense, net.

The following tables reconcile Operating income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Operating Income by segment for the three months ended September 30, 2022, and 2021 (in thousands):

	Three Months Ended September 30, 2022
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$5,986	$10,896	$5,767	$(272)	$(7,845)	$14,532
Depreciation and amortization	321	150	3,301	26	669	4,467
Corporate expenses	—	—	—	—	5,744	5,744
Stock-based compensation	137	20	109	2	454	722
Transaction and business realignment costs	—	—	—	6	998	1,004
Impairment of long-lived assets, intangible assets and investments	—	—	10,300	—	—	10,300
Net gain on sale and retirement of assets	—	—	(99)	—	(20)	(119)
Adjusted Operating Income (Loss)	$6,444	$11,066	$19,378	$(238)	$—	$36,650

	Three Months Ended September 30, 2021
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$5,905	$10,087	$15,986	$(119)	$(8,878)	$22,981
Depreciation and amortization	143	82	3,224	41	1,331	4,821
Corporate expenses	—	—	—	—	6,410	6,410
Stock-based compensation	128	11	64	2	672	877
Transaction and business realignment costs	—	—	—	7	479	486
Net gain on sale and retirement of assets	—	—	—	—	(14)	(14)
Adjusted Operating Income (Loss)	$6,176	$10,180	$19,274	$(69)	$—	$35,561

The following tables reconcile Operating income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Operating Income by segment for the nine months ended September 30, 2022, and 2021 (in thousands):

	Nine Months Ended September 30, 2022
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$18,195	$29,978	$24,719	$487	$(26,166)	$47,213
Depreciation and amortization	911	360	9,603	113	2,559	13,546
Corporate expenses	—	—	—	—	15,892	15,892
Stock-based compensation	402	50	280	8	1,690	2,430
Transaction and business realignment costs	—	—	—	18	2,262	2,280
Impairment of long-lived assets, intangible assets and investments	—	—	16,258	120	3,819	20,197
Net gain on sale and retirement of assets	—	—	(282)	—	(56)	(338)
Adjusted Operating Income	$19,508	$30,388	$50,578	$746	$—	$101,220

	Nine Months Ended September 30, 2021
	(Unaudited)
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$16,952	$26,908	$39,748	$53	$(28,049)	$55,612
Depreciation and amortization	840	417	9,753	127	3,409	14,546
Corporate expenses	—	—	—	—	15,996	15,996
Stock-based compensation	411	43	254	11	2,114	2,833
Transaction and business realignment costs	—	—	—	25	5,822	5,847
Impairment of long-lived and intangible assets	—	—	—	—	95	95
Net loss on sale and retirement of assets	—	—	—	—	613	613
Adjusted Operating Income	$18,203	$27,368	$49,755	$216	$—	$95,542